UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 9, 2018

Emmaus Life Sciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53072	41-2254389
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

21250 Hawthorne Boulevard, Suite 800, Torrance, CA 90503
(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code 310-214-0065

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13a) of the Exchange Act.

☑

Item 1.01.Entry into a Material Definitive Agreement.

On October 9, 2018, Emmaus Life Sciences, Inc. ( “we,” “us,” “our,” “Emmaus” or the “company”) entered into a loan agreement dated October 3, 2018 with EJ Holding, Inc., a Japanese corporation, under which we have made a long-term, unsecured loan to EJ Holdings, Inc. in the amount of 1.5 billion Japanese Yen, or approximately US$13.2 million.  EJ Holdings, Inc. is 40% owned by Emmaus.  The loan bears interest at a nominal rate payable annually on September 30 of each year, and will be due and payable in full on September 30, 2028, unless previously paid.  The loan may be prepaid at any time without premium or penalty.

EJ Holdings, Inc. has entered into an acquisition agreement with Kyowa Hakko Bio Co. Ltd., a subsidiary of Kyowa Hakko Kirin Co., Ltd., to purchase Kyowa Hakko Bio Co. Ltd.’s manufacturing facility in Ube, Japan.  The proceeds of our loan to EJ Holdings, Inc. will be used to fund the acquisition, which is expected to occur in or about December 2019, subject to regulatory approval and other closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:October 15, 2018	EMMAUS LIFE SCIENCES, INC.

By:/s/ KURT KRUGER
Name:Kurt Kruger
Title:Chief Financial Officer

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